Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:	Investor Relations:
Pattie Overstreet-Miller	Karen King
847/851-7351	847/585-3899
www.careered.com	www.careered.com

Lynne Baker

847/851-7006

www.careered.com

CAREER EDUCATION CORPORATION ANNOUNCES CERTIFIED VOTING RESULTS CONFIRMING ELECTION OF ITS BOARD NOMINEES

Corporate Governance Proposals Approved, Independent Auditors Ratified by Stockholders

HOFFMAN ESTATES, Ill., June 12, 2006 — Career Education Corporation (NASDAQ: CECO) today announced that IVS Associates, Inc., the independent inspectors of election, has delivered certified voting results from the company’s 2006 annual meeting of stockholders. The report confirms the preliminary voting results announced by the company at the annual meeting: the company’s board nominees, Patrick W. Gross, Steven H. Lesnik and Keith K. Ogata, have all been reelected to the board. The breakdown of the certified voting results for each director nominee is outlined below.

The company also said its proposals to phase in a declassified board and to allow stockholders to call special meetings of stockholders with two-thirds affirmative vote were approved, as was the appointment of Ernst & Young LLP as the company’s independent auditors.

On average, CEC’s board candidates received approximately 40% more votes than the dissident slate.

 “We are pleased that the certified results from IVS demonstrate that our stockholders supported the company’s board nominees by a significant margin,” said John M. Larson, Chairman, President and Chief Executive Officer. “We believe the results further substantiate the fact that we have the right strategy, along with a strong management team and board, to continue moving the company forward and creating value for stockholders.”

Certified results of voting with respect to the election of directors:

Nominees	For	Withheld
Keith K. Ogata	46,310,693	2,940,352
Patrick W. Gross	46,271,321	2,979,724
Steven H. Lesnik	46,269,955	2,981,090
James E. Copeland, Jr.	34,423,827	170,878
R. William Ide	34,406,022	188,683
R. Steven Bostic	29,452,049	5,142,656

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to more than 95,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information, see www.careered.com.  The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.